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                                                                      EXHIBIT 99

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                        AGREEMENT OF LIMITED PARTNERSHIP


                                       OF


                          MORONEY MANAGEMENT, LIMITED

                         (A TEXAS LIMITED PARTNERSHIP)






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                               TABLE OF CONTENTS

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ARTICLE    1       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1       Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE    2       FORMATION AND TERM OF THE PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1       Name of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2       Registered Agent and Registered Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.3       Time of Formation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.4       Filing of Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.5       Term of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.6       Indemnity Against Preexisting Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.7       Independent Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE    3       PURPOSE AND INTENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.1       Purpose and Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.2       Other Jurisdictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE    4       CAPITALIZATION, CONTRIBUTIONS, AND LOANS BY PARTNERS . . . . . . . . . . . . . . . . . . . . . . .   6
         4.1       Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.2       Initial Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.3       Duty to Contribute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.4       Withdrawal of Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.5       Additional Contributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.6       Adjustment of Partnership Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.7       Partnership Interests Maintained Separately  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.8       Loans by Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.9       Liability of Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE    5       COMPENSATION OF THE GENERAL PARTNERS AND AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . .   7
         5.1       Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         5.2       Interest on Optional Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE    6       MANAGEMENT AND OBLIGATIONS OF THE GENERAL PARTNERS . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.1       General Responsibility of the Managing General Partner . . . . . . . . . . . . . . . . . . . . . .   8
         6.2       Rights, Powers, and Duties of the Managing General Partner . . . . . . . . . . . . . . . . . . . .   8
         6.3       Waiver of Self-Dealing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         6.4       Limitations on All Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE    7       CERTAIN TRANSFERS NOT PERMITTED -- DEATH OR BANKRUPTCY . . . . . . . . . . . . . . . . . . . . . .  10
         7.1       Transfers of Partnership Interests Not Permitted Without Consent; Other Restrictions on Transfers   10
         7.2       Death, Bankruptcy, or Mental Incompetence of Partner . . . . . . . . . . . . . . . . . . . . . . .  10
         7.3       Partnership Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         7.4       Prohibition Against Admission of Additional Partners . . . . . . . . . . . . . . . . . . . . . . .  11
         7.5       Prohibition Against Withdrawal of Limited Partner  . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.6       Event of Withdrawal; Continuation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         7.7       Acquisition of an Interest Conveyed Without Authority  . . . . . . . . . . . . . . . . . . . . . .  12





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
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ARTICLE    8       ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.1       Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.2       Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.3       Banking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.4       No Commingling of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.5       Access to Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         8.6       Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE    9       ALLOCATION OF PROFIT AND LOSS AND DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  14
         9.1.      Allocation of Gross Income, Profit and Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         9.2.      Allocation of Federal Income Tax Items Under Code Section 704(c) . . . . . . . . . . . . . . . . .  14
         9.3       Distributions From Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         9.4       Distribution of Cash From the Sale of All of the Partnership Assets  . . . . . . . . . . . . . . .  14
         9.5       Negative Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         9.6       Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         9.7.      Distributions in Kind  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE    10      DISSOLUTION, WINDING UP, AND TERMINATION OF THE PARTNERSHIP  . . . . . . . . . . . . . . . . . . .  15
         10.1      Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         10.2      Winding Up . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE    11      LIABILITY AND INDEMNIFICATION OF A PARTNER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         11.1  Exoneration and Indemnification of General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         11.2  Indemnification of Limited Partners   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         11.3  No Personal Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE    12      MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         12.1      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         12.2      Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         12.3      Texas Law to Apply . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         12.4      Other Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         12.5      Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         12.6      Binding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         12.7      Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         12.8      Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         12.9      Registration of Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         12.10     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         12.11     Meetings and Means of Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         12.12     Right to Rely Upon the Authority of the Managing General Partner . . . . . . . . . . . . . . . . .  19
         12.13     Partition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         12.14     General Partner with Interest as Limited Partner . . . . . . . . . . . . . . . . . . . . . . . . .  20
         12.15     Certificate of Partnership Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         12.16     Counterpart Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





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
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                          MORONEY MANAGEMENT, LIMITED


         This Agreement of Limited Partnership is made and entered into as of the 18th day of April, 1996, by and among JAMES M. MORONEY, JR. and JAMES M. MORONEY, III, as General Partners, and JAMES M. MORONEY, JR. and JAMES M. MORONEY, III, as Limited Partners, for the purposes and upon the terms and conditions as set forth herein.

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Act" shall mean the Texas Revised Limited Partnership Act, Article 6132a-1, Revised Civil Statutes of Texas, as amended from time to time.

         "Affiliate" shall mean (i) any Person directly or indirectly controlling, controlled by, or under common control with another Person (including spouses or lineal descendants), (ii) any Person owning or controlling ten percent or more of the outstanding voting interests of such other Person, (iii) an officer, director, or partner of such Person, and (iv) if such other Person is an officer, director, or partner, any company, corporation, or organization for which such Person acts in any such capacity.

         "Agreement" shall mean this Agreement of Limited Partnership of Moroney Management, Limited.

         "Appraisal" means, unless the context indicates otherwise, a written valuation report by a qualified appraiser that describes and values the fair market value of an ownership interest in the Partnership. The appraiser will be selected by the Managing General Partner with the approval of a majority-in-interest of the other Partners (excluding any Partner whose interest is being valued); provided that if the interest being appraised is that of the Managing General Partner the appraiser shall be selected by a majority in interest of the other Partners.

   "Capital Account" shall have the meaning set forth in Article 4.1 of this
                                  Agreement.

         "Capital Contribution" shall mean, with respect to any Partner, the amount of money and the fair market value of any property (other than money and net of liabilities secured by such property that the Partnership is considered to assume or take subject to under

Code Section 752) contributed to the Partnership with respect to the interest in the Partnership held by that Partner.

 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "General Partner" at any particular time shall mean any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) at such time has not ceased to be a General Partner pursuant to the terms of this Agreement. "The General Partner" means all such Persons. The name and address of each initial General Partner, each General Partner's initial capital contribution, and each General Partner's initial Partnership Interest are listed on Exhibit "A" attached hereto and incorporated by reference herein.

         "Limited Partner" at any particular time shall mean any Person (i) who is referred to as such in the first paragraph of this Agreement or who has been admitted as a substituted Limited Partner pursuant to the terms of this Agreement, and (ii) who is the owner of a Partnership Interest. "Limited Partners" means all such Persons. All references in this Agreement to a majority in interest or a specified percentage of the Limited Partners shall mean Limited Partners holding more than 50 percent or such specified percentage, respectively, of the Partnership Interests then held by Limited Partners. The name and address of each initial Limited Partner, each Limited Partner's initial capital contribution, and each Limited Partner's initial Partnership Interest are listed on Exhibit "A."

         "Managing General Partner" shall mean JAMES M. MORONEY, JR. for so long as he is a General Partner and is capable and willing to serve as Managing General Partner. If JAMES M. MORONEY, JR. ceases to serve as Managing General Partner due to his disability, bankruptcy, resignation, or death or if he ceases to be a General Partner for any reason, then JAMES M. MORONEY, III shall be Managing General Partner. The Managing General Partner, acting alone, may bind the Partnership as provided in Article 6.2 hereof.

         "Non-Managing General Partner" shall mean any General Partner other than the Managing General Partner.

         "Optional Loans" shall mean loans to the Partnership from either a General Partner or a Limited Partner, or their respective Affiliates, pursuant to Article 4.8 hereof.

         "Partners" shall mean the Limited Partners and the General Partner.

         "Partnership" shall mean Moroney Management, Limited, a Texas limited partnership.

         "Partnership Assets" shall mean, so long as owned by the Partnership, the property described in the attached Exhibits, any and all property of whatever character subsequently transferred to or acquired by the Partnership, any income or property arising or accruing by reason of the existence of such property, and any accretion, mutation, or appreciation in such property.

         "Partnership Interest" shall mean each Partner's respective interest in the Partnership, including the right to receive distributions of Partnership Assets and the right to receive allocations of income, gain, loss, deduction, or credit of the Partnership. The Partnership Interest of each Partner may be expressed in Units. Each initial Partner's Partnership Interest is set forth on Exhibit "A."

         "Person" shall mean any individual, partnership, corporation, trust, or other entity or organization.

         "Regulations" shall mean the regulations under the Internal Revenue
Code.

         "Unit" shall mean a fractional expression of the Partnership Interest of a Partner. Initially, the Partnership Interests of all Partners, both general and limited, shall total 1,000,000 Units.


                                   ARTICLE 2

                     FORMATION AND TERM OF THE PARTNERSHIP

         2.1 Name of the Partnership. The name of the Partnership shall be Moroney Management, Limited, and the business of the Partnership shall be conducted under this name. The Managing General Partner may, in its discretion, change the name of the Partnership; provided, however, that in the event of any such name change, each Partner shall be notified in writing within 30 days prior thereto. In addition, the Managing General Partner may adopt such other trade or fictitious names as it deems appropriate and cause the filing in the appropriate county of any assumed name certificates relating thereto.

         2.2 Registered Agent and Registered Office. The name and address of the registered agent of the Partnership in the State of Texas upon whom process may be served is James M. Moroney, Jr., Communications Center, P.O. Box 655237, Dallas, Texas 75265. The address of the registered office of the Partnership in the State of Texas is Moroney Management, Limited, Communications Center, P.O. Box 655237, Dallas, Texas 75265.

         2.3 Time of Formation. The Partnership shall commence on the date of the filing of a certificate of limited partnership with the Secretary of State of the State of Texas pursuant to the Act for the purposes and upon the terms and conditions set forth herein.

         2.4 Filing of Certificate. The Managing General Partner shall promptly cause to be filed a certificate qualifying as such under the Act at the expense of the Partnership and any affidavits required to be filed with the Secretary of State of the State of Texas and shall do all other things requisite to the formation of the Partnership as a limited partnership pursuant to the Act. The Managing General Partner shall prepare and cause to be filed, at the expense of the Partnership, such amendments to the certificate of limited partnership as may be required consistent with this Agreement.

         2.5 Term of the Partnership. The Partnership shall continue until terminated as provided in Article 10 hereof or as otherwise provided by law.

         2.6 Indemnity Against Preexisting Liabilities. There shall exist no liability in regard to this Agreement on the part of the Partners for any claim, debt, or obligation which may occur prior to the time of formation of the Partnership, and each Partner hereby agrees, with respect to any such claim, debt, or obligation so incurred by such Partner, to indemnify and hold harmless the Partnership and other Partners from and against the same.

         2.7 Independent Activities. The Managing General Partner, other General Partners and each Limited Partner may, notwithstanding the existence of this Agreement, engage in whatever activities they desire, whether the same be competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto. Neither this Agreement nor any activity undertaken pursuant hereto will prevent any Partner from engaging in such activities, or require any Partner to permit the Partnership or the other Partners to participate in any such activities, and each Partner hereby waives, relinquishes, and renounces any such right, claim, or participation.

                                   ARTICLE 3

                               PURPOSE AND INTENT

         3.1 Purpose and Intent. The Series B common stock (the "Series B stock") of A. H. Belo Corporation which is owned or may hereafter be owned by the Partnership carries with it valuable voting rights which would be greatly reduced if such stock becomes owned by anyone other than a lineal descendant of a great-grandparent of James M. Moroney, Jr. or by a spouse of any such lineal descendant (ownership by a partnership, all the partners of which consist of such lineal descendants or spouses thereof, is for this purpose the equivalent of direct ownership by such descendants and/or spouses). Such stock with its attendant voting rights, when voted as a block, assures the owners thereof of a significant voice in corporate affairs. The primary purpose of the Partnership is to maintain for a significant period of time all of the voting rights of the Series B stock and to prevent ownership of the Series B stock from becoming fractionalized. Consistent with the foregoing, the purposes and intent of the Partnership are to own, operate, and maintain the Partnership Assets, to produce income from Partnership Assets, to hold the Partnership Assets for investment and/or to sell Partnership Assets for capital appreciation, and to provide a means for the Partners to preserve the Partnership Assets from the claims of others, which purposes shall include the following:

                   3.1.1 to acquire and accept conveyance of the Partnership Assets and any additional assets conveyed to the Partnership at any time and from time to time;

                   3.1.2 to acquire, own, operate, lease, sell, and otherwise deal with ranches and farms;

                   3.1.3 to vote, and otherwise deal with and manage, stock in any corporation which is a Partnership Asset.

                   3.1.4 to own, operate, maintain, construct improvements, rent, lease, or sell the Partnership Assets, whether as a part or as a whole;

                   3.1.5 to incur debt for the acquisition of Partnership Assets and for other Partnership purposes;

                   3.1.6  to produce income from the Partnership Assets;

                   3.1.7 to hold the Partnership Assets for capital appreciation and investment and to sell or exchange all or any part of the Partnership Assets;

                   3.1.8 to continue the ownership of the Partnership Assets without fractionalizing and to restrict the rights of others to acquire interests in the Partnership Assets;

                   3.1.9 to provide flexibility in business planning not available through trusts, corporations or other business entities;

                   3.1.10 to facilitate the administration of the Partnership
                          Assets and to reduce the cost and business interruptions associated with the disability, bankruptcy or death of a Partner;

                   3.1.11 to make loans to Persons in furtherance of the
                          Partnership purpose;

                   3.1.12 to invest, reinvest, encumber, pledge, mortgage,
                          finance, and refinance any and all Partnership Assets; and/or

                   3.1.13 to engage in any other lawful business under the Act and within the contemplation of this Agreement as long as the same shall be for the benefit of the Partnership.





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         3.2       Other Jurisdictions.  The Partnership is authorized to
engage in all business permitted by the Act. If the Partnership qualifies to do business in a foreign jurisdiction, then it may transact all business permitted in that jurisdiction. There is no jurisdictional restriction upon Partnership Assets or the activities of the Partnership.

                                   ARTICLE 4

              CAPITALIZATION, CONTRIBUTIONS, AND LOANS BY PARTNERS

         4.1 Capital Accounts. "Capital Account" shall mean a separate capital account maintained for each Partner, determined and adjusted as follows:

                   4.1.1 Each Partner's Capital Account shall be credited with the Partner's Capital Contributions, such Partner's distributive share of income and gain of the Partnership allocable to such Partner pursuant to Article 9 hereof, and the amount of any Partnership liabilities that are assumed by such Partner within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(c);

                   4.1.2 Each Partner's Capital Account shall be debited with the amount of cash and the fair market value of any Partnership Assets distributed to the Partner (net of liabilities secured by such property that such Partner is considered to assume or take subject to under Code Section 752) pursuant to any provision of this Agreement, such Partner's distributive share of losses or deductions of the Partnership allocated to such Partner pursuant to Article 9 hereof, and the amount of any liabilities of such Partner that are assumed by the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(c);

                   4.1.3 In the event that any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest; and

                   4.1.4 This definition of "Capital Account" and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulation. The Managing General Partner may modify the manner in which the Capital Accounts are maintained under this definition in order to comply with these provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with the Treasury Regulations.

         4.2 Initial Contributions. The assets listed on the Exhibits attached hereto and incorporated herein by reference constitute the initial contributions to the capital of the Partnership.





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
         4.3 Duty to Contribute. Each Partner shall be personally liable to the Partnership to contribute to the capital of the Partnership the full amount of its initial contribution set forth in Article 4.2 hereof.

         4.4 Withdrawal of Capital. Except as otherwise set forth herein, no Partner shall be permitted to withdraw capital from the Partnership.

         4.5 Additional Contributions. No Partner shall be obligated to make any additional contributions to the capital of the Partnership except as agreed upon in writing by all Partners.

         4.6 Adjustment of Partnership Interests. To simplify Partnership accounting, any adjustment to the Partnership Interests of the Partners caused by additional Capital Contributions (made with the consent of all Partners) shall be made semi-annually on the June 30 or December 31 following the contribution.

         4.7 Partnership Interests Maintained Separately. A General Partner's general Partnership Interest will be maintained separately from any limited Partnership Interest which he may have.

         4.8 Loans by Partners. Subject to the requirements of Article 5.2, any Partner or its Affiliates may make financing available to the Partnership as Optional Loans but shall have no obligation to do so. Any such party loaning money to the Partnership shall have the same rights regarding the loan as would any unaffiliated Person making the loan to the Partnership, except as may be otherwise expressly set forth herein.

         4.9 Liability of Partners. The liability of each General Partner shall be as provided under the Act. The liability of each Limited Partner with regard to the Partnership in all respects is restricted and limited to the amount of the actual capital contributions that such Limited Partner makes or expressly agrees in writing to make to the Partnership. No Limited Partner shall be assessed or required to make additional capital contributions to the Partnership above that which the Limited Partner has expressly agreed in writing to make to the Partnership.

                                   ARTICLE 5

              COMPENSATION OF THE GENERAL PARTNERS AND AFFILIATES

         5.1 Compensation. The Managing General Partner may pay reasonable compensation for any services performed or rendered to the Partnership by any Person, including the Managing General Partner or an Affiliate of any Partner or any other Partner. The Managing General Partner will be entitled to a reasonable annual compensation to be measured by the time required in the administration of the Partnership, the value of Partnership Assets, and the responsibilities assumed in the discharge of the duties of Managing General Partner.

         5.2       Interest on Optional Loans.  Optional Loans made pursuant to
Article 4.8 hereof shall provide for interest not in excess of the base commercial rate of interest as announced or published by NationsBank of Texas, N.A., Dallas, Texas, or its successor, from time to time during the term of the loan, plus one percent per annum.

                                   ARTICLE 6

               MANAGEMENT AND OBLIGATIONS OF THE GENERAL PARTNERS

         6.1 General Responsibility of the Managing General Partner. Management of the day-to-day affairs of the Partnership shall be vested in the Managing General Partner. The Limited Partners, in their capacity as such, shall not have either the obligation or the right to take part directly in the active day-to-day management of the business, and the Limited Partners, acting in such capacity, are not authorized to do or perform any act, thing, or deed in the name of or for or on behalf of the Partnership. Notwithstanding the foregoing, the Managing General Partner may employ, engage, or retain any person, including a person who may be a Partner, to render any services to the Partnership as are deemed necessary or appropriate by the Managing General Partner.

         6.2 Rights, Powers, and Duties of the Managing General Partner. Except as expressly limited herein, the Managing General Partner shall have authority to do any and all things necessary to carry out the purposes of this Partnership, including, but not limited to: (i) the voting of, dealing with and managing, all stock held by the Partnership and determining whether to buy, sell or exchange such stock and/or any other Partnership Assets, (ii) the execution of such documents as he may deem advisable for Partnership purposes and (iii) the performance of or causing to be performed the Partnership's obligations, under any agreement to which the Partnership is a party. Notwithstanding the foregoing, the Managing General Partner shall not perform any act which shall be in contravention of the Act or this Agreement, including, but not limited to, using, directly or indirectly, any assets of this Partnership for any purpose other than carrying on the business and purpose of this Partnership as set forth in Article 3.1 hereof, for the full and exclusive benefit of all its Partners.

         Except as may otherwise be provided herein or under the Act, the Managing General Partner shall have full authority and power to do all things or acts deemed necessary or appropriate by him to carry out the purposes of the Partnership and shall possess the same rights and powers as a general partner in a partnership without limited partners (a general partnership) formed under the laws of the State of Texas. The Managing General Partner shall have the authority to make any tax elections available to the Partnership. Third parties dealing with the Partnership shall rely on the act of the Managing General Partner as the act of the Partnership.

         Notwithstanding the foregoing, the Managing General Partner shall not have authority to sell or exchange all, or substantially all, of the Partnership Assets without the prior approval of a majority-in-interest of the Partners.

         The Non-Managing General Partner shall not act for the Partnership so long as the Managing General Partner is carrying out his duties and responsibilities hereunder. In the event of the prolonged absence or physical disability of the Managing General Partner (as determined in good faith by an 80% majority-in-interest of the other Partners), the Non-Managing General Partner shall have the authority and powers of the Managing General Partner during the period of such prolonged absence or physical disability.

         6.3 Waiver of Self-Dealing. The Managing General Partner shall have the authority to enter into any transaction on behalf of the Partnership despite the fact that another party to the transaction may be (i) a trust of which a Partner is a trustee or beneficiary; (ii) an estate of which a Partner is an executor, administrator or beneficiary; (iii) a business controlled by one or more Partners or a business of which any Partner is also a director, officer or employee; (iv) any Affiliate; (v) any Partner, acting individually; or (vi) any relative of a Partner; provided the terms of the transaction are no less favorable than those the Partnership could obtain from unrelated third parties.

         6.4 Limitations on All Partners. Neither any General Partner nor any Limited Partner shall do anything in contravention of the Act or do any of the following acts:

                   6.4.1 use the name of the Partnership (or any substantially similar name) or any trademark or trade name adopted by the Partnership, except in connection with the Partnership's business;

                   6.4.2 disclose to any non-Partner any of the Partnership business practices, trade secrets, or any other information not generally known to the business community, except in conjunction with the Partnership's business;

                   6.4.3 do any other act or deed with the intention of harming the operations of the Partnership;

                   6.4.4  do any act contrary to this Agreement;

                   6.4.5 do any act which would make it impossible to carry on the intended or ordinary purposes of the Partnership;

                   6.4.6  confess a judgment against the Partnership;

                   6.4.7 abandon or wrongfully transfer or dispose of Partnership Assets; or

                   6.4.8 admit another Person as a Partner of the Partnership, except as provided herein.

                                   ARTICLE 7

             CERTAIN TRANSFERS NOT PERMITTED -- DEATH OR BANKRUPTCY

         7.1 Transfers of Partnership Interests Not Permitted Without Consent; Other Restrictions on Transfers. A Partner may not sell, assign, give, bequeath, will, transfer, exchange, convey, encumber, mortgage, pledge, or otherwise dispose of its Partnership Interest (or any part thereof or interest therein) (collectively referred to as "Transfer") except with the prior written consent of all Partners.

         At any time during which the Partnership owns any Series B Common Stock in A. H. Belo Corporation, under no circumstances shall any Partner Transfer any Partnership Interest to a Person other than a Permitted Transferee, as defined in the Certificate of Incorporation of A. H. Belo Corporation, as amended from time to time, nor shall any Person other than a Permitted Transferee ever be a Partner.

         The primary purpose of the Partnership is as set forth in Article 3.1. Therefore, any purported Transfer of a Partnership Interest in violation of the provisions of this Article shall be null and void, and the purported transferee shall have no rights of any kind in the Partnership. The non-transferring Partners, or any of them, in addition to any other remedies available under this Agreement and at law, in equity and otherwise, may seek to enjoin such Transfer, and the transferring Partner agrees to submit to the jurisdiction of any court of competent jurisdiction and to be bound by an order of such court enjoining such purported Transfer.

         7.2 Death, Bankruptcy, or Mental Incompetence of Partner. The death, bankruptcy, or mental incompetence of any Partner shall not have the effect of terminating or dissolving the Partnership except as specified herein.

                   7.2.1 Upon the death of a General Partner (the "Deceased General Partner"), the general Partnership Interest of the Deceased General Partner shall be converted from a general Partnership Interest into a limited Partnership Interest. After the consent required by
         Article 7.1 is given, the estate of the Deceased General Partner shall succeed to the limited Partnership Interest of the Deceased General Partner, but the estate shall have only the rights of an assignee of such Partnership Interest and shall not be admitted as a Limited Partner except upon the written consent of all Partners and the written agreement by the personal representative of the estate to be bound by the provisions of this Agreement. In the event another General Partner remains after such death, the Partnership will not be dissolved and wound up if the remaining General Partner elects to carry on the Partnership business as provided in the Act.

                   If James M. Moroney Jr. dies while acting as Managing General Partner and James M. Moroney III is surviving, James M. Moroney III shall assume the authority and powers of the Managing General Partner.

                   7.2.2 Upon the death of the last surviving or continuing General Partner (the "Last General Partner"), the general Partnership Interest of the deceased Last General Partner shall be converted from a general Partnership Interest into a limited Partnership Interest. After the consent required by Article 7.1 is given, the estate of such deceased Last General Partner shall succeed to the limited Partnership Interest of such Partner, but the estate shall have only the rights of an assignee of the Partnership Interest and shall not be admitted as a Limited Partner except upon the written consent of all Partners and the written agreement by the personal representative of the estate to be bound by the provisions of this Agreement. If there is no General Partner after the death of the Last General Partner, then the Partners, by unanimous vote taken within 90 days may elect to continue the Partnership and if they so elect shall also elect one of the Limited Partners (with his or her approval) to serve as the Managing General Partner and shall designate all or a portion of that Limited Partner's Partnership Interest that shall be converted from a limited Partnership Interest into a general Partnership Interest. Absent such election to continue the Partnership, it shall be dissolved as provided below.

                   7.2.3 Upon the death of a Limited Partner (the "Deceased Limited Partner"), if the consent required by Article 7.1 is given, the estate or successor of the Deceased Limited Partner shall have the rights provided for in the Act.

                   7.2.4 For purposes of Article 7.1 and this Article 7.2, bankruptcy or mental incompetence of a Partner shall be treated as if the Partner had died.

                   7.2.5 For purposes of this Agreement (i) "bankruptcy" includes the events enumerated in Sec. 4.02(a)(4)(A), (B), (C), (D),
         (E) and (F) of the Act; and (ii) "mental incompetence" shall be deemed to exist upon certification by two medical doctors (neither of whom is a Partner) affirming that each has examined the patient (Partner) and that the patient is unable to discharge his duties and/or powers under the Partnership Agreement.

         7.3 Partnership Property. All real, personal, or mixed property, including all improvements thereto or placed or located thereon, acquired by the Partnership shall be owned by the Partnership, such ownership being subject to the other terms and provisions of this Agreement. In accordance with the provisions of Article 12.13 hereof, each Partner hereby expressly waives the right, if any, to require partition of any Partnership property or any part thereof. The rights of a judgment creditor of a Partner in Partnership Assets or property and/or in such Partner's Partnership Interest shall be limited exclusively to those rights provided in Section 7.03(a) of the Act.

         7.4 Prohibition Against Admission of Additional Partners. No additional General or Limited Partners shall be admitted to the Partnership except upon the written consent of all Partners and the written agreement by the proposed incoming partner to be bound by the provisions of this Agreement. In no event shall anyone become a Partner except upon compliance with the Act and all other applicable state and federal laws (the satisfaction of which may be met by the provision, by the proposed incoming Partner, of a favorable opinion of counsel acceptable to the Partnership), including, but not limited to, the filing of an appropriate amended certificate of limited partnership with the Secretary of State of the State of Texas, if necessary.

         7.5 Prohibition Against Withdrawal of Limited Partner. A Limited Partner may not withdraw from the Partnership.

         7.6 Event of Withdrawal; Continuation of Business. A General Partner shall not withdraw from the Partnership. Unless otherwise provided in this Article 7, if there is an Event of Withdrawal of a General Partner as provided in Section 4.02 of the Act and there remains at least one General Partner, the Partnership need not be dissolved and wound up but the partnership business may be carried on as if such General Partner experiencing such Event of Withdrawal had died, as provided for above.

         7.7 Acquisition of an Interest Conveyed Without Authority. If any Person becomes a purported assignee of a Partnership Interest, except as permitted in this Agreement, the Partnership will have the unilateral option to acquire all or any part of the interest of the transferee or assignee upon the following terms and conditions:

                   7.7.1 The Partnership will have the option to acquire the interest by giving written notice to the transferee or assignee of its intent to purchase within thirty (30) days from the date of the purported transfer.

                   7.7.2 The valuation date for the determination of the purchase price of the interest will be the first day of the month in which the purported transfer occurs. Unless the Partnership and the transferee or assignee agree otherwise, the purchase price for the interest to be acquired shall be its fair market value as determined by an Appraisal.

                   7.7.3 Closing of the sale will occur at the principal office of the Partnership on the first Tuesday of the month following the month in which the Appraisal is rendered. The sale shall be effective as of the first day of the month in which the purported transfer occurred.

                   7.7.4 In order to reduce the burden upon the resources of the Partnership, the Partnership will have the option, to be exercised in writing delivered at closing, to pay its purchase money obligation in fifteen (15) equal annual installments (or the remaining term of the Partnership if less than fifteen (15) years), plus interest at the base commercial interest rate as announced or published by NationsBank of Texas, Dallas, Texas, or its successor, plus one percent per annum, adjusted annually on the date of each payment. The first installment of principal, plus interest, will be due and payable on the first day of the calendar year following closing, and subsequent annual installments, with accrued interest, will be due and payable on the first day of each succeeding calendar year until the entire amount of the obligation is paid. The Partnership will have the right to prepay all or any part of the purchase money obligation at any time without penalty.

                   7.7.5 With the consent of a majority-in-interest of the Partners other than the Partner whose interest is to be acquired, the Managing General Partner may assign the Partnership's option to purchase to one or more of the remaining Partners and, when done, any rights or obligations imposed upon the Partnership will instead become, by substitution, the rights and obligations of the Partners who are assignees.

                   7.7.6 Neither the transferee or assignee of an unauthorized transfer or assignment or the Partner causing the transfer or assignment will have the right to vote on Partnership matters during the prescribed option period or, if the option is timely exercised, until the sale is closed.

                                   ARTICLE 8

                                   ACCOUNTING

         8.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

         8.2 Books. The books of account of the Partnership shall be kept and maintained at all times in the principal place of business of the Partnership and shall be separate and distinct from all other books and records of any other entity. The books of account shall be maintained on a basis which will be in compliance with applicable federal income tax law.

         8.3 Banking. The Partnership shall maintain accounts at such banks or other financial institutions as the Managing General Partner shall determine is necessary for the operation of the Partnership. Checks shall be drawn on such accounts for Partnership purposes and shall be signed by the Managing General Partner or his designees.

         8.4 No Commingling of Accounts. In no event shall any account described herein be commingled with the funds of any other account.

         8.5 Access to Books. Each Partner shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of or extracts from the books of account of the Partnership. Any Partner may exercise such right through any agent or employee so designated by it, and such expense shall be an expense of the Partner exercising such right.

         8.6 Tax Returns. All tax returns are to be timely prepared and filed by the Managing General Partner or his designee. Any expense incurred in the preparation, review, and filing of the tax returns shall be the expense of the Partnership. Copies of all such returns and statements shall be timely furnished to all Partners, but in any event within 90 days following the close of each fiscal year. The Managing General Partner hereby is designated the Tax Matters Partner for federal income tax purposes.

                                   ARTICLE 9

                ALLOCATION OF PROFIT AND LOSS AND DISTRIBUTIONS

         9.1. Allocation of Gross Income, Profit and Loss. For each fiscal year or other period, profit and loss shall be allocated to the Partners in proportion to their respective Partnership Interests.

         9.2. Allocation of Federal Income Tax Items Under Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, depreciation, amortization, income, gain and loss, as determined for tax purposes, with respect to any Partnership Property whose fair market value differs from its adjusted basis for federal income tax purposes at the time of contribution to the Partnership shall, for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value. Any elections or other decisions relating to such allocations shall be made for the Partnership by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Article 9.2 shall not affect, or in any way be taken into account in computing, any Partner's Capital Account balance, allowable share of income, gain, loss, deduction, or credit pursuant to Article 9.1, or distributions pursuant to any provision of this Agreement.

         9.3 Distributions From Operations. After the Managing General Partner has established such reserves as it deems necessary for the payment of anticipated expenses or obligations of the Partnership, for working capital requirements, and/or for the reasonable needs or anticipated needs of the Partnership's business, the Managing General Partner may either distribute the remaining net income from operations, if any, or any portion thereof, to the Partners in accordance with Partnership Interests or retain all or any part thereof in the Partnership. Notwithstanding the foregoing, the Managing General Partner shall, in the absence of compelling reasons to the contrary, distribute to the Partners in accordance with Partnership Interests a sufficient amount of available cash, if any, as will enable each Partner to pay any federal and state income taxes attributable to the inclusion of any items of Partnership income, gain, loss, deduction, or credit in calculating the Partner's taxable income.

         9.4 Distribution of Cash From the Sale of All of the Partnership Assets. Upon the sale, exchange, and/or other disposition of all or substantially all of the Partnership Assets and liquidation of the Partnership (if approved by the General Partner and all of the Limited Partners), and after satisfaction of the Partnership debts and obligations (other than Optional Loans) and the expenses of winding up and liquidating the Partnership, the remaining proceeds from the sale, exchange, or other disposition of the Partnership Assets shall be distributed, in cash or in kind, or both, at the sole discretion of the General Partner, to the Partners as follows:

                   9.4.1 First, to the payment of any outstanding Optional Loans, plus any accrued unpaid interest thereon, with payment ratably based upon the amount of such loans in proportion to the total of all such loans;

                   9.4.2 Thereafter, to the Partners in accordance with their positive Capital Account balances, as determined after giving effect to all distributions and all allocations under Article 9.1 of this Agreement for all prior periods, including the period during which such liquidation occurs, in accordance with Treasury Regulations
         Section 1.704-1(b)(2)(ii)(b)(2), to the extent of such balances; and

                   9.4.3 Thereafter, to the Partners in accordance with their respective Partnership Interests.

         9.5 Negative Capital Accounts. In the event that a Partner's Capital Account, as adjusted pursuant to Article 9.4.2 hereof, is less than zero, such Partner shall, not later than the completion of the Partnership's liquidation process, contribute to the capital of the Partnership the amount necessary to restore his Capital Account to zero, and the amount so contributed shall be treated as proceeds from the liquidation of Partnership Assets for purposes of, and shall be distributed pursuant to, Article 9.4 hereof.

         9.6 Liquidation. The Partnership shall not be liquidated, nor shall Partnership assets be distributed in a liquidation or partial liquidation without the written consent of the General Partner and all of the Limited Partners.

         9.7. Distributions in Kind. For purposes of this Article 9, if there is a distribution in kind, the Partnership shall be treated as having sold the distributed property at its fair market value, as determined by such independent appraiser as the Managing General Partner may authorize, and any gain or loss from such deemed sale shall be included (solely for capital account purposes and not for tax purposes) in Partnership profit or loss for the fiscal period. Further, the distribution shall be treated as a distribution of the cash proceeds received from such deemed sale.

                                   ARTICLE 10

          DISSOLUTION, WINDING UP, AND TERMINATION OF THE PARTNERSHIP

        10.1 Dissolution. The Partnership shall be dissolved upon the first to occur of the following:

                   10.1.1  December 31, 2055;

                   10.1.2  The agreement of all Partners; or

                   10.1.3  Except as provided in Article 7 hereof, any other

event of dissolution as defined in Section 8.01 of the Act.

         10.2      Winding Up.

                   10.2.1. Order of Payment. Upon dissolution of the Partnership for any reason, the Managing General Partner, or if the Managing General Partner fails to act, any other General Partner or if there is no General Partner a liquidating trustee appointed by the Limited Partners, shall take full account of the Partnership assets and liabilities, shall (subject to the possible application of Article
         10.2.2 below) liquidate the assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:

                          (a)     to the payment of creditors of the
                   Partnership in the order of priority provided by law, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets;

                          (b) to the repayment of any outstanding loans made by a Partner to the Partnership;

                          (c) to the establishment of any reserves for contingencies which the Managing General Partner or the other General Partner or the liquidating trustee, as the case may be, may in his sole discretion deem necessary, desirable or appropriate; and

                          (d) to the General Partner and the Limited Partners pursuant to the provisions of Article 9.4 hereof.

                   10.2.2. Distributions in Kind. If the General Partner or the liquidating trustee determines that any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, and any Partner entitled to any interest in such assets shall, when appropriate or necessary, receive such interest therein as a tenant in common with all other Partners so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the Managing General Partner or other General Partner or the liquidating trustee, as the case may be.

                   10.2.3. Distributions Upon Liquidation. All distributions upon liquidation of the Partnership shall be made in accordance with Article 9.4 hereof. The Partners shall look solely to the assets of the Partnership for all distributions, and shall have no recourse therefor (upon dissolution or otherwise) against any General Partner.

                   10.2.4. Cancellation of Certificate. Upon completion of liquidation of the Partnership, the Partnership shall terminate and the appropriate General Partner or the liquidating trustee, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Partnership, as well as any and all other documents required to effectuate the dissolution and termination of the Partnership.

                                   ARTICLE 11

                   LIABILITY AND INDEMNIFICATION OF A PARTNER

         11.1 Exoneration and Indemnification of General Partner. Each General Partner, his Affiliates and their respective members, managers, employees, agents, independent contractors, and attorneys shall have no liability to the Partnership or any Limited Partner or assignee for any loss suffered by the Partnership which arises out of any action or inaction of such General Partner or its Affiliates, if such General Partner or its Affiliates
(i) acted in good faith; (ii) reasonably believed (a) in the case of the conduct of such General Partner acting in its official capacity as a general partner of the Partnership, that the General Partner's conduct was in the best interest of the Partnership and (b) in all other cases, that the General Partner's conduct was at least not opposed to the best interest of the Partnership; and (iii) in the case of a criminal proceeding, had no reasonable cause to believe that the General Partner's conduct was unlawful.

         To the fullest extent permitted by law, the Partnership or its receiver or trustee shall, to the extent of Partnership Assets, indemnify, save harmless, and pay all judgments and claims against each General Partner, its Affiliates, and their respective employees, agents, members, managers, independent contractors, and attorneys from and against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by them in connection with the activities of the Partnership or in dealing with third parties on behalf of the Partnership, including costs and attorneys' fees (which attorneys' fees may be paid as incurred if such action relates to the performance of duties or services by the General Partner or its Affiliates to the Partnership and is initiated by a third party who is not a Partner; provided, however, that such General Partner or its Affiliates provide an undertaking to repay any funds advanced for payment of costs or attorneys' fees if a court of competent jurisdiction determines that such indemnification is inappropriate). The Partnership may purchase and pay for any fidelity bond or for such types of insurance, including officers and directors liability coverage extended coverage liability and casualty and worker's compensation, as would be customary for any person owning comparable property and engaged in a similar business. In addition, each General Partner, any Affiliate of a General Partner, and their respective employees, agents, independent contractors, and attorneys may be named as additional insured parties on policies obtained for the benefit of the Partnership.

         11.2 Indemnification of Limited Partners. To the fullest extent permitted by law, the Partnership will indemnify, to the extent of Partnership assets, each Limited Partner against any claim of liability asserted against a Limited Partner solely because he is a Limited Partner of the Partnership.

         11.3 No Personal Liability. No Partner will be personally liable for the return of the Capital Account, if any, of the Limited Partners, or any portion thereof, it being expressly understood that any such return will be made solely from Partnership Assets.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

         12.1 Amendment. This Agreement may be amended or modified by the Partners from time to time, but only by a written instrument executed by all Partners.

         12.2 Notices and Consents. All notices and consents provided for in this Agreement or the Act shall be in writing and shall be delivered personally to the person to whom the same is directed, or sent by regular, registered, or certified mail, addressed as follows: if to the Partnership, to the Partnership at the address of its registered office as set forth in Article
2.2 hereof, or to such other address as the Partnership may from time to time specify by notice to the Partners; if to any initial Partner, to such Partner at the address set forth in Exhibit "A" or to such other address as such Partner may from time to time specify by notice to the Partners; if to any substituted or successor Partner, to such Partner at the address specified by such Partner by notice to the Partners after admission as a Partner, or to such other address as such substituted or successor Partner may from time to time specify by notice to the Partners; if to an assignee, to such assignee at the address specified by such assignee by notice to the Partners after becoming an assignee, or to such other address as such assignee may from time to time specify by notice to the Partners. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally, or if sent by regular, registered, or certified mail, postage and charges prepaid, three days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail.

         12.3 Texas Law to Apply. This Agreement shall be construed under and in accordance with the Act and the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Dallas County, Texas.

         12.4 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

         12.5 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

         12.6 Binding. This Agreement shall bind the Partners and their heirs and permitted successors and assigns.

         12.7 Number and Gender. The singular shall be interpreted as the plural, and words of each gender (or the neuter gender) shall be interpreted as the other, and vice versa, as necessary to interpret this Agreement in accordance with its manifest intent.

         12.8 Partial Invalidity. If any portion of this Agreement shall be held invalid or inoperative, then, insofar as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

         12.9 Registration of Interests. The Partnership Interests acquired by this instrument or document have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. Without such registration, such interests may not be transferred, except upon delivery to the Partnership of an opinion of counsel satisfactory to all Partners that registration is not required for such transfer or the submission to the Partners of such other evidence as may be satisfactory to the Partners to the effect that any such transfer shall not be in violation of the Securities Act of 1933, as amended, or applicable state securities laws or any rules or regulations promulgated thereunder.

         12.10 Entire Agreement. All of the Exhibits attached hereto are incorporated into this Agreement as if fully restated herein. This Agreement sets forth all promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the Partnership, and there are no promises, oral or written, express or implied, among them other than as set forth herein. No variations, modifications, or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of all Partners. All prior agreements among the parties relative to the formation and operation of the Partnership are hereby canceled.

         12.11 Meetings and Means of Voting. Meetings of the Partners will normally be called by the Managing General Partner but may also be called by any General Partner or by any Limited Partner. The call will state the reason for the meeting. Notice of any such meeting will be delivered to all Partners in the manner prescribed herein not less than 7 days nor more than 30 days prior to the date of such meeting. Partners may vote in person or by written proxy at any such meeting. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in writing. Any Partner may waive notice of or attendance at any meeting of the Partners and may attend by telephone or any other electronic communication device or may execute a signed written consent. The Managing General Partner will preside at all meetings of the Partners or of the Partnership.

         12.12 Right to Rely Upon the Authority of the Managing General Partner. No Person dealing with the Managing General Partner will be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of any asset owned by the Partnership will be required to determine the sole and exclusive authority of the Managing General Partner to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser had received written notice from the Partnership affecting the same.

         12.13 Partition. The Partners hereby agree that no Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint, or institute any proceeding at law or in equity to have any Partnership asset partitioned, and each Partner hereby waives any such right. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners as among themselves shall be governed by the terms of this Agreement.

         12.14 General Partner with Interest as Limited Partner. If a General Partner has or acquires an interest as a Limited Partner, the General Partner, with respect to that Limited Partner's interest, will enjoy all of the rights and be subject to all of the duties of a Limited Partner.

         12.15     Certificate of Partnership Interest.  As provided under
Section 7.02(c) of the Act, every Partner's interest in the Partnership shall be evidenced by a Certificate of Partnership Interest issued by the Partnership. No Transfer shall be valid or effective unless and until a Certificate of Partnership Interest evidencing the Transfer is issued to the transferee by the Partnership. Each Certificate of Partnership Interest shall contain a legend setting forth the restrictions on Transfer in Article 7.1 hereof.

         12.16 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and will constitute one agreement.

         SIGNED this 18th day of April, 1996.


MANAGING GENERAL PARTNER:                  /s/ JAMES M. MORONEY, JR.
                                           ------------------------------------
                                           JAMES M. MORONEY, JR.

NON-MANAGING GENERAL PARTNER:              /s/ JAMES M. MORONEY, III
                                           ------------------------------------
                                           JAMES M. MORONEY, III

LIMITED PARTNER:                           /s/ JAMES M. MORONEY, JR.
                                           ------------------------------------
                                           JAMES M. MORONEY, JR.

LIMITED PARTNER:                           /s/ JAMES M. MORONEY, III
                                           ------------------------------------
                                           JAMES M. MORONEY, III

STATE OF TEXAS     Section
                   Section
COUNTY OF DALLAS   Section

         BEFORE ME, the undersigned authority, on this day personally appeared JAMES M. MORONEY, JR., known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, and in the capacities therein stated.

 GIVEN UNDER MY HAND AND SEAL OF OFFICE this 18th day of April, 1996.

                                    /s/ Yvonne M. Patterson
                                    -------------------------------------------
                                    Notary Public in and for the State of Texas

My Commission Expires:              Printed Name of Notary
Public:

4/25/00                             /s/ Yvonne M. Patterson
- ------------------------------      -------------------------------------------




STATE OF TEXAS     Section
                   Section
COUNTY OF DALLAS   Section


         BEFORE ME, the undersigned authority, on this day personally appeared JAMES M. MORONEY, III, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, and in the capacities therein stated.

  GIVEN UNDER MY HAND AND SEAL OF OFFICE this 18th day of April, 1996.


                                    /s/ Yvonne M. Patterson
                                    -------------------------------------------
                                    Notary Public in and for the State of Texas

My Commission Expires:              Printed Name of Notary Public:

4/25/00                             /s/ Yvonne M. Patterson
- ------------------------------      -------------------------------------------

                                  EXHIBIT "A"

                               Partnership Assets

 Name and Address
    of Partner                           Initial Capital Contribution               Partnership Interest
- -----------------------                  ----------------------------               --------------------
James M. Moroney, Jr.                   990,000 Shares of Series B               30,000 Units as a General Partner and
A.H. Belo Corporation                   Common Stock of A.H. Belo                960,000 Units as a Limited Partner
Communications Center                   Corporation
P. O. Box 655237
Dallas, Texas 75265

James M. Moroney, III                   10,000 Shares of Series B                1,000 Units as a General Partner and
A.H. Belo Corporation                   Common Stock of A.H. Belo                9,000 Units as a Limited Partner
Communications Center                   Corporation
P. O. Box 655237                                                                 Total Units =  1,000,000
Dallas, Texas 75265







                            Exhibit "A" - Solo Page